EXHIBIT 10.5

PDI, INC.
2004 STOCK AWARD AND INCENTIVE PLAN
STOCK APPRECIATION RIGHTS AGREEMENT

This Stock Appreciation Rights (“SAR”) Agreement (this "Agreement") is made as of _____ __, 200_ (the "Date of Grant") between PDI, Inc., a Delaware corporation, (the "Company"), and ____________ (the "Recipient"), an employee of the Company.  This Agreement and the SARs granted hereunder are made pursuant to the terms of the Company’s 2004 Stock Award and Incentive Plan (the "Plan"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

Section 1. Stock Appreciation Rights Award. The Company hereby grants to the Recipient, on the terms and conditions hereinafter set forth, _________ Stock Appreciation Rights (the “SARs”).  Each SAR represents the right to receive an amount payable in shares of the Company’s Stock (the “Shares”) as provided in Section 4 below, equal in value to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the SAR Exercise Price .  For purposes of this Agreement, the “SAR Exercise Price” shall mean the Fair Market Value of a Share as of the Date of Grant ($_____).

 Section 2. Vesting of SARs. Subject to Sections 4 and 5 hereof, the SARs shall vest in three (3) equal annual installments on each anniversary of the Date of Grant in accordance with the vesting schedule below.

Vesting Date	Number of SARs
_______ _, 20__	______
_______ _, 20__	______
_______ _, 20__	______

Section 3. SAR Term. Subject to the provisions of Section 5 of this Agreement, the SARs that become vested pursuant to Section 2 hereof may be exercised at any time for a period of five (5) years from the Date of Grant (the “SAR Term”).  Upon the expiration of the SAR Term, any vested and unexercised SARs shall be cancelled and no longer exercisable, and shall be of no further force or effect.

Section 4. SAR Exercise.

(a)           Subject to the provisions of Section 5 hereof, the Recipient may inform the Company of his or her intention to exercise any portion (or all) of the vested SARs at any time prior to the expiration of the SAR Term by submitting the appropriate SAR exercise form to the Company.  The SAR exercise form must be provided to the Company at least three (3) business days prior to the proposed exercise date, and must: (i) state the number of SARs desired to be exercised; (ii) in the event that the SARs shall be exercised by any person other than the Recipient hereof, include appropriate proof of the right of such person to exercise the SAR; and (iii) comply with such further requirements consistent with the Plan as the Board or the

Committee may from time to time prescribe. No exercise of any SARs will be effective until the appropriate and completed SAR exercise form is received and processed in the ordinary course by the Company.

(b)           Upon the exercise of a SAR, the Recipient shall be entitled to receive an amount equal to the product of (i) the excess of the Fair Market Value of one Share on the date of exercise over the SAR Exercise Price, multiplied by (ii) the number of Shares in respect to which the SAR has been exercised.  Except as otherwise determined by the Committee, the payment shall be made in Shares based upon the Fair Market Value of a Share on the date of exercise, , subject to all applicable federal and state income tax and other appropriate deductions.  Fractional shares shall be settled by payment in cash based upon the Fair Market Value on such date.  Recipient is responsible for the payment of all federal, state and local income taxes and other appropriate deductions associated with any SAR exercise, and the Company reserves the right to postpone the transfer of any Shares payable as a result of a Recipient’s SAR exercise until such amounts are paid.  Subject to the above provisions, the Shares payable upon the exercise of SARs shall be paid as soon as practicable following the exercise date; provided, however, that the Company may delay the issuance of such Shares to the extent necessary to comply with applicable federal and/or state laws and securities registration/ownership requirements.

Section 5. Termination of Service. If Recipient's service as an employee of the Company is terminated, the Recipient shall: (i) immediately forfeit his or her interest in any SARs that have not yet become vested, which shall be cancelled and be of no further force or effect, and (ii) retain the right to exercise any SARs that had previously become vested prior to the effective date of termination of employment with the Company until the expiration of thirty (30) days after the effective date of such termination of employment; provided, however, that in the event such termination of employment is as a result of the Recipient’s Retirement or Permanent Disability, the period during which an Recipient may exercise his or her vested SARs shall continue until the expiration of ninety (90) days after the effective date of termination of employment.  For purposes of this Agreement, “Retirement” shall mean the Recipient’s voluntary termination of his or her employment with the Company at any time on or after the date on which the following two conditions have been satisfied: (i) the Recipient has reached age 62 and (ii) the Recipient has been continuously employed by the Company and its affiliates for at least two (2) years.  For purposes of this Agreement, “Permanent Disability” shall mean a disability which, in the opinion of a physician designated by the Company, permanently prevents the Recipient from being able to render services to the Company.  If the Recipient’s employment with the Company terminates as a result of his or her death, or if the Recipient should die after terminating his or her employment with the Company but prior to the expiration of the above referenced thirty (30) or ninety (90) day exercise period, as appropriate, the representative of the Recipient’s estate shall have one (1) year from the effective date of termination of employment to exercise any SARs that had previously become vested prior to the effective date of termination of the deceased Recipient’s employment with the Company.

Section 6.  No Rights as Stockholder or Employee.

(a)           The Recipient shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to the SARs until such SAR shall have been exercised pursuant to the terms of this Agreement and the Company shall have issued the Shares to the Recipient, whereupon the Recipient shall have full voting and other ownership rights with respect to such Shares.

(b)           Nothing in this Agreement shall confer upon the Recipient any right to continue as an employee of the Company or to interfere in any way with the right of the Company to terminate the Recipient's employment at any time to the same extent as such right may exist in the absence of this Agreement.

Section 7. Adjustments. If at any time while any SARs are outstanding, the number of outstanding Shares is changed by reason of any events described in the Plan, the number of SARs granted under this Agreement, and any and all rights with regard to same, may be adjusted in accordance with the provisions of the Plan, in the sole discretion of the Committee.

Section 8. Restriction on Transfer of SAR Shares. No SARs (or the option to exercise same) may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Recipient, except to the Company upon termination of the Recipient’s employment as provided for herein. In the event a Recipient becomes legally incapacitated and terminates his or her employment, his or her SARs shall be exercisable by his or her legal guardian, committee or legal representative, in accordance with the provisions of Section 5 hereof. If the Recipient dies, the SAR shall thereafter be exercisable by the Recipient's designated beneficiary or, absent such a designation, by the executors or administrators of Recipient’s estate, in accordance with Section 5 hereof.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of any SARs (or rights to exercise same) contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon such SARs, shall be null and void and without effect.

Section 9. Notices. Any notice hereunder by the Recipient shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the Company's office at Saddle River Executive Centre, 1 State Route 17 South, Saddle River, New Jersey 07458, Attn:  Human Resource Department, or at such other address as the Company may designate by notice to the Recipient. Any notice hereunder by the Company shall be given to the Recipient in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Recipient may have on file with the Company.

Section 10. Construction. The construction of this Agreement is vested in the Board or the Committee, as applicable, and their respective construction shall be final and conclusive.

Section 11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 12. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Section 13. Amendments. Except as provided in Section 16, this Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

Section 14. Survival of Terms.  This Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

Section 15. Severability.  If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms.  Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

Section 16. Plan.  The SARs are granted pursuant to the Plan, and the SARs and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.

Section 17. Section 409A.  This Agreement shall be interpreted and applied so that the SARs are exempt from, and will not be subject to, Section 409A of the Code.  In addition, this Agreement shall be interpreted and applied as if it contained any additional provisions that is required to obtain in order for the SARs to be exempt from Section 409A of the Code.

Grant Date: _______ _, 20__                                                                           PDI, Inc.

By:           ___________________________________
 Name:
 Title:

RECIPIENT

Signature:________________________________

Print Name:

Employee ID: